EXHIBIT 10.6

August 22, 2013

Joseph McDevitt
6 Parkside Avenue
London SW19 SES

Dear Joe:

As we discussed, as a condition to the consummation of the Pinewood Transaction, each holder of unsecured convertible debt securities of the Company is required to enter into a form of this Agreement with the Company and elect, effective at the Closing, either to amend and restate the Debenture owned beneficially thereby, as well as the documents relating thereto, in accordance with the conditions below.

Option #1: [   ] Debenture Amendment Election Option #2:  [ X ] Debenture Conversion Election

(a)	Option #1: Debenture Amendment Election.

The Debenture shall be amended and restated to 1) Extend the maturity date from July 20, 2013 to July 20, 2016.  2)  Stated Interest Rate shall be reduced from 16% to 10% and 3) Effective conversion rate shall be reduced from $0.90 to $0.75 per share.

(b)	Option #2: Debenture Conversion Election.

The principal amount of $500,000 and accrued and unpaid interest as of the closing date shall be shall be promptly converted to the Company’s common stock at a conversion price equal to $0.60 per share.  In addition, as an incentive for the conversion, the debenture holder will be issued 3 year warrants to purchase 833,334 common shares at an initial exercise price of $0.60 per share for twelve months from the date of this Agreement, at which time the exercise price shall be increased to $0.75 per share for the remainder of the term of the Warrant.
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Please advise us of your election as soon as possible so that the applicable legal documents may be drafted.

Debenture Holder Acceptance:

/s/  Jospeh McDevitt
      Joseph McDevitt

Sincerely,

/s/   Robert DelVecchio
       Robert DelVecchio
       CEO

5600 Tennyson Parkway   Suite 390   Plano, TX 75024   Phone: 972 473 4033   Fax: 972 473 4034